Exhibit 99.1

– American Land Lease Announces Fourth Quarter and Full Year 2006 Results –

– Strong Property Operating Results Diluted by Lower New Home Sales Results –

CLEARWATER, Fla., February 12, 2006 /PRNewswire/ — American Land Lease, Inc. (NYSE: ANL – news) today released fourth quarter and full year results for 2006.

Summary Financial Results

Fourth Quarter

•	Diluted Earnings Per Share (“Diluted EPS”) were $0.33 for the three-month period ended December 31, 2006 compared to $0.40 for the same period one-year ago, a decrease of 17.5% on a per share basis.

•

Funds from Operations (“FFO”; a non-GAAP financial measure defined on page 13 of this press release) were $3.3 million, or $0.36 per diluted common share, for the quarter compared to $3.9 million or $0.45 per diluted common share from the same period one year ago, a decrease of 20.0% on a per share basis.

•

Home sales volume was $9,493,000, down by 43.4% from the same period one year ago, with 71 new home closings, including 60 new homes sold on expansion home sites. This compares with 133 new home closings in fourth quarter 2005.

•	“Same Store” results provided a revenue increase of 10.8%, an expense increase of 3.9% and an increase of 14.4% in Net Operating Income (“NOI”).

•	“Same Site” results provided a revenue increase of 5.0%, an expense increase of 2.6% and an increase of 6.2% in NOI.

2006 Year

•	Diluted Earnings Per Share (“Diluted EPS”) were $1.24 for the year ended December 31, 2006 compared to $1.35 from the same period one-year ago, a decrease of 8.1% on a per share basis.

•

Funds from Operations (“FFO”; a non-GAAP financial measure defined on page 13 of this press release) were $14.7 million, or $1.66 per diluted common share, for the year compared to $14.6 million or $1.70 per diluted common share from the same period one year ago, a decrease of 2.4% on a per share basis.

•

Home sales volume was $47,238,000, down by 8.2% from the same period one year ago, with 362 new home closings, including 304 new homes sold on expansion home sites. This compares with 435 new home closings in 2005.

•	“Same Store” results provided a revenue increase of 10.5%, an expense increase of 9.0% and an increase of 11.3% in Net Operating Income (“NOI”).

•	“Same Site” results provided a revenue increase of 4.8%, an expense increase of 4.5% and an increase of 4.9% in NOI.

Supplemental Information

The full text of this press release is available upon request or through the Company’s web site at www.americanlandlease.com.

Management Comments

Bob Blatz, President of American Land Lease, commented, “In a very competitive environment, excellent same site and same store fourth quarter results reflect the stability and strength of our core residential land lease business. The continued expansion of operating margins at the property level speaks to the strength of our properties and personnel who serve our customers well. We increased our focus on certain expense areas, especially utilities and insurance, in this quarter which yielded improved results. We continue to view our core business as owning and operating land leases – and in that core business our performance was outstanding.”

“We view the new home sales business as an activity that complements our residential land lease business by creating new revenue generating home sites. Our new home sales activity declined during 2006 to a greater degree than we expected while the quality standards for new homes were maintained and home prices remained stable. We did not achieve our objective for the number of new contracts during the quarter as traffic was not as strong as we anticipated. So while we are disappointed by unit sales, we are pleased we have been able to continue to expand our land lease business, albeit at a slower rate.”

“Our core business, owning land lease communities, is solid. Its returns grow with increased rents and with home sales. The latter has been affected by the national decline in new home sales. That said, we have solid locations, attractive homes, a hardworking sales team, and we are still selling homes at good prices. I remain upbeat and optimistic about the future of our company.”

Dividend Declaration

On January 31, 2007, the Board of Directors declared a fourth quarter common stock dividend of $0.25 per share payable on February 28, 2007, to stockholders of record on February 16, 2007.

On January 31, 2007, the Board of Directors also declared a cash dividend of $0.4844 per share of Class A Preferred Stock for the quarter ended December 31, 2006, payable on February 28, 2007 to shareholders of record on February 16, 2007.

The Board of Directors reviews the dividend policy quarterly. The Company’s dividends are set quarterly and are subject to change or elimination at any time. The Company’s primary financial objective is to maximize long term, risk adjusted returns on investment for common shareholders. While the dividend policy is considered within the context of this objective, maintenance of past dividend levels is not a primary investment objective of the Company and is subject to numerous factors including the Company’s profitability, capital expenditure plans, obligations related to principal payments and capitalized interest, and the availability of debt and equity capital at terms deemed attractive by the Company to finance these expenditures. The Company’s net operating loss may be used to offset all or a portion of its real estate investment trust (“REIT”) taxable income, which may allow the Company to reduce or eliminate its dividends and still maintain its REIT status.

Addition of New Board Member

At its January meeting, the American Land Lease Board of Directors elected Thomas Harvey as a Director (Class I). Mr. Harvey is currently the Executive Director of the Center for Real Estate Development at the Kenan-Flager Business School, University of North Carolina (Chapel Hill) and is the former Florida Area President for Pulte Homes. In that capacity he was responsible for Florida homebuilding operations in the Pulte, DiVosta, and Del Webb brands. Mr. Harvey was appointed to the Audit, Corporate Governance/Nominating, and Compensation Committees. His election will be submitted for Shareholder ratification at the Annual Meeting later this year.

Chairman of the Board Terry Considine commented: “Tom Harvey has an outstanding record of business success and brings a wealth of industry knowledge to the ANL Board. He has a gift and passion for teaching which will help develop and deepen the ANL management team. Most importantly, he has great integrity and will be an excellent representative for ANL shareholders. I am delighted to welcome him to the Board.”

Operational Results – Fourth Quarter

Fourth Quarter Property Operations

Fourth quarter revenue from property operations was $9,347,000 as compared to $7,684,000 in the same period one year ago, a 21.6% increase. Fourth quarter property operating expenses totaled $3,193,000 as compared to $2,826,000 in the same period one year ago, a 13.0% increase. The Company realized significant increases in rental income driven by annual rental rate increases, the absorption of new home sites through its home sales efforts and the acquisition of three additional communities earlier in 2006.

Fourth quarter property operating expenses increased primarily due to increases in utility costs, tenant related legal costs, insurance premiums and the aforementioned acquisition of three properties. The Company has previously implemented contractual terms under its leases to pass on increases in property taxes through billings to homeowners for their proportional share of increased taxes. In addition, during the quarter we resolved a property tax appeal at one property with better terms than we had projected. In addition, in 24 of the 31 communities we operate the individual homeowner’s energy is metered and changes in consumption are billed to the homeowner.

Fourth quarter property operating margins before depreciation expense increased to 63.5% from 59.8% in the prior year’s fourth quarter.

Fourth Quarter “Same Store” Results

Fourth quarter “same store” results reflect the results of operations for properties and golf courses owned during the fourth quarters of both 2006 and 2005. Same store properties accounted for 86% of property operating revenues for fourth quarter 2006. We believe that same store information provides an opportunity to understand changes in profitability for properties owned during both reporting periods that cannot be obtained from a review of the consolidated income statement in periods where properties are acquired.

The same store % change results are as follows:

4Q06
Revenue	10.8%
Expense	3.9%
Net Operating Income	14.4%

Our same store revenues reflect reimbursements from our tenants for certain expense items, principally utilities and real estate taxes. When these revenues are associated with the expenses we incur, the change in revenues and expenses for the quarter are shown below.

4Q06
Revenues	10.8%
Less: Reimbursements	(0.1)%

Revenue growth net of reimbursements	10.7%

Expenses	3.9%
Less: Reimbursements	(2.1)%

Expense growth net of reimbursements	1.8%

Same Store NOI Growth	14.4%

While we are focused on controlling operating expenses, our leases also provide some insulation from increased expenses.

We derive our increase in property revenue (i) from increases in rental rates and other charges at our properties and (ii) through the origination of leases on expansion home sites (“absorption”). “Same site” results reflect the results of operations excluding those sites leased subsequent to the beginning of the prior year period. We believe that “same site” information provides the ability to understand the changes in profitability without the growth related to the newly leased sites. Our presentation of same site results is a non-GAAP measure and should not be considered in isolation from, and is not intended to represent an alternative measure to, operating income or cash flow or any other measure of performance as determined in accordance with GAAP.

We calculate absorption revenues as the rental revenue recognized on sites leased subsequent to the beginning of the prior year period. We estimate that 50% of the increase in expenses over the prior year period is attributable to newly leased sites in our calculation of same site results. We believe that the allocation of expenses between same site and absorption is an appropriate allocation between fixed and variable costs of operating our properties.

Our same site, absorption and golf operations contributions to total same store results for fourth quarter are as follows:

	Same Site Rental	Absorption	Same Site Golf	Same Store
Revenue	5.0%	5.6%	0.2%	10.8%
Expense	2.6%	2.6%	(1.3)%	3.9%
NOI	6.2%	7.2%	1.0%	14.4%

A reconciliation of same site and same store operating results used in the above calculations to total property revenues and property expenses, as determined under GAAP, for the three months ended December 31, 2006 and 2005 can be found on page 20 of this earnings release.

Fourth Quarter Home Sales Operations

Fourth quarter 2006 new home sales were $9,493,000, a 43.4% decrease from the same period in the prior year. We had 71 closings, a 46.6% decrease from the 133 closings in the same period in the prior year. Average selling price per home was $131,000 as compared to $125,000 in the same period in the prior year, a 4.8% increase. Fourteen communities reported average selling prices in excess of $100,000 and one of the closings during the quarter exceeded $200,000 in selling price. The decrease in closings compared to the same period in the prior year was primarily due to decreased sales at three of the Company’s expansion communities in Florida. Brokerage profits were down 33.8% as compared with the same period in the prior year. Selling gross margins, excluding brokerage activities, increased to 33.4% in the quarter as compared to 31.8% in the same period in the prior year. This increase was driven primarily by increased selling prices which were partially offset by increases in costs of homes purchased. Selling costs as a percentage of sales revenue increased from 18.8% in the prior year’s period to 25.5% in the fourth quarter of 2006, reflecting overhead being allocated against fewer sales, plus increased advertising and marketing expenses incurred to drive traffic in a slowing home sales market. The backlog of contracts for closing stood at 34, a decrease of 63% or 59 from the same period in the prior year.

The Company remains committed to generating revenue growth through new lease originations in its existing portfolio. The home sales business continues to provide the Company with additional earning home sites that have a greater return on investment than is currently available through the purchase of occupied communities.

Summary of home sales activity:

	Quarter ended December 31, 2006	Quarter ended December 31, 2005
New home closings – Same Store	46	107
New home closings – Acquisitions	14	—

Total new home closings	60	107

New home contracts – Same Store	66	105
New home contracts – Acquisitions	7	—

Total new home contracts	73	105

Home resales	1	1

Brokered home sales	27	51

New home contract backlog – Same Store	29	93
New home contract backlog – Acquisitions	5	—

Total new home contract backlog	34	93

Operational Results – 2006 Year

2006 Property Operations

2006 revenue from property operations was $35,148,000 as compared to $30,422,000 in the same period one year ago, a 15.5% increase. 2006 property operating expenses totaled $12,301,000 as compared to $10,753,000 in the same period one year ago, a 14.4% increase. The Company realized significant increases in rental income driven by annual rental rate increases, the absorption of new home sites through its home sales efforts and the acquisition of three additional communities during 2006. 2006 property operating expenses increased primarily due to increases in utility costs, tenant related legal costs, insurance premiums and the aforementioned acquisition of three properties. The Company has previously implemented contractual terms under its leases to pass on increases in property taxes through billings to homeowners for their proportional share of increased taxes. In addition, in 24 of the 31 communities we operate the individual homeowner’s energy is metered and changes in consumption are billed to the homeowner.

2006 property operating margins before depreciation expense increased to 62.3% from 61.9% in the prior year.

2006 “Same Store” Results

2006 “same store” results reflect the results of operations for properties and golf courses owned during both 2006 and 2005. Same store properties account for 90% of property operating revenues for 2006. We believe that same store information provides an opportunity to understand changes in profitability for properties owned during both reporting periods that cannot be obtained from a review of the consolidated income statement in periods where properties are acquired.

The same store % change results are as follows:

2006
Revenue	10.5%
Expense	9.0%
Net Operating Income	11.3%

Our same store revenues reflect reimbursements from our tenants for certain expense items, principally utilities and real estate taxes. When these revenues are associated with the expenses we incur, the change in revenues and expenses for the year are shown below.

2006
Revenues	10.5%
Less: Reimbursements	(0.8)%

Revenue growth net of reimbursements	9.7%

Expenses	9.0%
Less: Reimbursements	(3.3)%

Expense growth net of reimbursements	5.7%

Same Store NOI Growth	11.3%

While we are focused on controlling operating expenses, our leases also provide some insulation from increased expenses.

We derive our increase in property revenue (i) from increases in rental rates and other charges at our properties and (ii) through the origination of leases on expansion home sites (“absorption”). “Same site” results reflect the results of operations excluding those sites leased subsequent to the beginning of the prior year period. We believe that “same site” information provides the ability to understand the changes in profitability without the growth related to the newly leased sites. Our presentation of same site results is a non-GAAP measure and should not be considered in isolation from, and is not intended to represent an alternative measure to, operating income or cash flow or any other measure of performance as determined in accordance with GAAP.

We calculate absorption revenues as the rental revenue recognized on sites leased subsequent to the beginning of the prior year period. We estimate that 50% of the increase in expenses over the prior year period is attributable to newly leased sites in our calculation of same site results. We believe that the allocation of expenses between same site and absorption is an appropriate allocation between fixed and variable costs of operating our properties.

Our same site, absorption and golf operations contributions to total same store results for 2006 are as follows:

	Same Site Rental	Absorption	Same Site Golf	Same Store
Revenue	4.8%	5.3%	0.4%	10.5%
Expense	4.5%	4.5%	—%	9.0%
NOI	5.0%	5.7%	0.6%	11.3%

A reconciliation of same site and same store operating results used in the above calculations to total property revenues and property expenses, as determined under GAAP, for the twelve months ended December 31, 2006 and 2005 can be found on page 21 of this earnings release.

2006 Home Sales Operations

2006 new home sales were $47,238,000, a 8.2% decrease from the same period in the prior year. We had 362 closings, a 16.8% decrease from the 435 closings in the prior year. Average selling price per home was $129,000 as compared to $117,000 in the same period in the prior year, a 10.3% increase. Fourteen communities reported average selling prices in excess of $100,000 and six of the closings during the year exceeded $200,000 in selling price. The decrease in closings compared to the same period in the prior year was primarily due to decreased sales at three of the Company’s expansion communities in Florida. Brokerage profits were down 22.3% as compared with the prior year. Selling gross margins, excluding brokerage activities, increased to 33.3% as compared to 31.0% in the prior year. This increase was driven primarily by increased selling prices which were partially offset by increases in costs of homes purchased. Selling costs as a percentage of sales revenue increased from 20.6% in the prior year to 22.3% in 2006, reflecting lower operating leverage against overhead expenses, incremental advertising and marketing expenses incurred to drive traffic in a slowing home sales market. The backlog of contracts for closings stood at 34, a decrease of 63% or 59 from the prior year.

New Home Sales continued to contribute to increased Net Asset Value: 2007 Net Operating Income from 2006 home sales is estimated to be $1,107,000, an 8.7% return on related costs. We expect that recurring Net Operating Income from the new leases will grow at a rate equal to our same site growth rate providing for continued Net Asset Value growth.

The Company remains committed to generating revenue growth through new lease originations in its existing portfolio. The home sales business continues to provide the Company with additional earning home sites that have a greater return on investment than is currently available through the purchase of occupied communities.

Summary of home sales activity:

	Year ended December 31, 2006	Year ended December 31, 2005
New home closings – Same Store	260	355
New home closings – Acquisitions	39	—

Total new home closings	299	355

New home contracts – Same Store	66	105
New home contracts – Acquisitions	7	—

Total new home contracts	73	105

Home resales	6	12

Brokered home sales	163	247

New home contract backlog – Same Store	29	93
New home contract backlog – Acquisitions	5	—

Total new home contract backlog	34	93

Outlook for 2007

The table below summarizes the Company’s projected financial outlook for 2007 as of the date of this release and is based on the estimates and assumptions disclosed in this and previous press releases:

Full Year 2007 Projected
FFO	$1.55 to $1.90
AFFO	$1.39 to $1.70
Diluted EPS	$1.00 to $1.30

Same Store
Revenue Growth	6.5% to 8.5%
Expense Growth	6.0% to 9.0%
NOI Growth	7.0% to 9.0%
Contribution from Acquired Properties and Redevelopment	$2.5M to $2.9M
Growth in Income from Property Operations Before Depreciation Expense	9.5% to 12.5%

Home Sales Operating Income	$3M to $6M
Home Sales Net Contribution	$2.0M to $5.5M

General and Administrative Expenses	$4.2M to $4.7M

Capital Replacements (per site)	$140 to $170
Depreciation	$4.8M to $5.5M

A portion of the Company’s earnings from property operations is a result of new leases originated on expansion sites within its same store properties. The number of new leases impacts the rate at which Net Operating Income grows. New leases are originated through the sale of a new home on expansion home sites. The number of new home sales, and in turn new leases on expansion sites, are subject to volatility. In addition, the Company’s earnings from property operations will be impacted by the renewal of property and casualty insurance policies during 2007.

A portion of the Company’s earnings is from the sale of new homes on expansion home sites in its developing communities. The earnings from new home sales are subject to greater volatility than are the earnings from land leases. The Company expects near term home closings at a rate similar to fourth quarter of 2006. The Company’s earnings estimates would be impacted positively or negatively by changes in the unit volume of new home sales or in the gross margins from new home sales. Home sales volume and gross margins are dependent upon a number of factors, including consumer confidence, the cost of homeowners’ insurance, and consumers’ access to financing sources for home purchases and the sale of their current homes.

The Company’s projected results for 2007 include a reduction in regulatory compliance costs. Non-employee director compensation continues to be paid in stock and all stock based compensation is expensed within the 2007 projections. The Company’s earnings estimates would be adversely impacted by any increased cost of compliance with regulations and laws applicable to public companies and financial reporting.

The financial and operating projections provided in this release are the result of management’s consideration of past operating performance, current and anticipated market conditions and other factors that management considers relevant from its past experience. However, no assurance can be provided as to the achievement of these projections and actual results will vary, perhaps materially.

Dispositions

During the quarter, the Company closed the sale of its New Jersey property which consisted of 90 home sites. The sales price was $5.1 million, or $56,600 per home site, resulting in a gain of $1.0 million.

Financing Activity

During the quarter,

•

The Company renewed, modified, and extended its secured corporate line of credit. The facility matures in May of 2009 and bears interest at a spread above the one-month LIBOR ranging from 150 bps to 175 bps based upon debt service coverage.

•

The Company issued a $22.4 million fifteen-year note payable with an interest rate of 6.2%. The proceeds were used to repay a bridge loan borrowed in conjunction with property acquisition and for the continued development of the Company’s inventory of home sites.

•	The Company closed a future advance on an existing note secured by one of its communities for $3.2 million with a term of ten years.

Development Activity

The company ended the quarter and year with an inventory of 1,192 home sites that are fully developed. We sell new homes to be located on these home sites so that they will become revenue generating.

In addition the company has an inventory of 1,566 home sites that are partially developed or undeveloped. All of these sites are fully entitled and zoned for a land lease community. With the exception of Sebastian Beach and Tennis Village and the Villages at Country Club, all are contiguous and a part of a current ANL land lease community where there are ongoing property operations and a proven customer base.

Significant development activity during the quarter included:

•

At Sebastian Beach and Tennis Village, construction and site work continued on schedule. As reported last quarter, a new municipality was formed in July of 2006 which impacts the largest part of this site. Known as the Town of Grant-Valkaria, the election of the first mayor and town council were held on November 7, 2006 and the new municipality does not have a building department. While the county continues to provide inspections to the project, we are unable to project what ultimate impact the formation of the town may have on our timing of development and sales. Pre-sales and marketing activities for the community have already begun at an off site sales office opened in January.

•

At the Villages at Country Club project in Mesa, Arizona, site work neared completion for Phase I. We expect to begin home building and homes sales activities in Q107 and look towards home closings in late Q307.

•

At Riverside Club, construction was completed for the community’s second clubhouse, which includes more than 22,000 square feet. The grand opening event was well attended and this substantial amenity opened for resident use during fourth quarter. Residents can choose from the new movie theatre, the state of the art exercise equipment, the limited spa services, or the basketball court among the many uses of this amenity that supports the active lifestyle which defines Riverside.

•	At Sun Lake, construction activities continued on the expansion and renovation of the community center complex. This increased and improved amenity is scheduled to open in first quarter 2007.

American Land Lease, Inc. is a REIT that held interests in 31 manufactured home communities with 8,044 operational home sites, 1,192 developed expansion sites, 1,566 undeveloped expansion sites and 129 recreational vehicle sites as of December 31, 2006.

Some of the statements in this press release, as well as oral statements made by the Company’s officials to analysts and stockholders in the course of presentations about the Company and conference calls following quarterly earnings releases, constitute “forward looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements may include projections of the Company’s cash flow, dividends and anticipated returns on real estate investments. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Such factors include, but are not limited to: general economic and business conditions; interest rate changes, financing and refinancing risks; risks inherent in owning real estate; future development rate of home sites; competition; the availability of real estate assets at prices which meet the Company’s investment criteria; the Company’s ability to reduce expense levels, implement rent increases, use leverage and other risks set forth in the Company’s Securities and Exchange Commission filings. We assume no obligation to update or revise any forward-looking statements or to update the reasons why actual results could differ from those projected in any forward-looking statements.

Management will hold a teleconference call, Monday, February 12, 2007 at 4:00 p.m. Eastern Standard Time to discuss fourth quarter and full year 2006 results. You can participate in the conference call by dialing, toll-free, (800) 374-5458 approximately five minutes before the conference call is scheduled to begin and indicating that you wish to join the American Land Lease fourth quarter and full year 2006 results conference call. If you are unable to participate at the scheduled time, this information will be available for recorded playback from 5:30 p.m. Eastern Standard Time, February 12, 2007 until midnight on February 19, 2007. To access the replay, dial toll free, (800) 642-1687 and request information from conference ID 8134369.

Contact:	Robert G. Blatz, President (727) 726-8868

Shannon E. Smith, Chief Financial Officer (727) 726-8868

SOURCE: American Land Lease, Inc.

GLOSSARY

GLOSSARY OF NON-GAAP FINANCIAL AND OPERATING MEASUREMENTS Financial and operational measurements found in the Earnings Release and Supplemental Information include certain non-GAAP financial measurements standard used by American Land Lease management. Measurements include Funds from Operations (“FFO”), which is an industry-accepted measurement as based on the definition of the National Association of Real Estate Investment Trusts (NAREIT). These terms are defined below and, where appropriate, reconciled to the most comparable Generally Accepted Accounting Principles (GAAP) measurements on the accompanying supplement schedules.

FUNDS FROM OPERATIONS (“FFO”): is a commonly used term defined by NAREIT as net income (loss), computed in accordance with GAAP, excluding gains and losses from extraordinary items, dispositions of depreciable real estate property, dispositions of discontinued operations, net of related income taxes, plus real estate related depreciation and amortization (excluding amortization of financing costs), including depreciation for unconsolidated real estate partnerships, joint ventures and discontinued operations. American Land Lease calculates FFO based on the NAREIT definition, as further adjusted for the minority interest in the American Land Lease’s operating partnership (Asset Investors Operating Partnership). This supplemental measure captures real estate performance by recognizing that real estate generally appreciates over time or maintains residual value to a much greater extent than do other depreciable assets such as machinery, computers or other personal property. There can be no assurance that American Land Lease’s method for computing FFO is comparable with that of other real estate investments trusts.

ADJUSTED FUNDS FROM OPERATIONS (“AFFO”): is FFO less Capital Replacement expenditures. Similar to FFO, AFFO captures real estate performance by recognizing that real estate generally appreciates over time or maintains residual value to a much greater extent than do other depreciating assets such as machinery, computers or other personal property while also reflecting that Capital Replacements are necessary to maintain the associated real estate assets.

SAME STORE RESULTS: represent an operating measure that is used to compare the results of properties that have been in the portfolio for both accounting periods being compared.

SAME SITE RESULTS: represent an operating measure that is used to compare the results of home sites that have been in the portfolio for both accounting periods being compared. Home sites that are leased or “absorbed” during the accounting periods are not included in this calculation.

OPERATIONAL HOME SITE: represents those sites within our portfolio that are/or have been leased to a tenant. Operational Home Sites and their relative occupancy provide a measure of stabilized portfolio status.

DEVELOPED HOME SITE: represents those sites within our portfolio that have not been occupied, but for which the greater part of their infrastructure has been completed.

UNDEVELOPED HOME SITE: represent those sites within our portfolio that have not been fully developed and that require construction of substantial lateral improvements such as roads.

CAPITAL REPLACEMENT: represents capitalized spending which maintains a property. American Land Lease generally capitalizes spending for items that cost more than $250 and have a useful life of more than one year. A common example is street repaving. This spending is better considered a recurring cost of preserving an asset rather than as an additional investment. It is a cash proxy for depreciation.

CAPITAL ENHANCEMENT: represents capitalized spending which adds a revenue source or material feature that increases overall community value. An example is the addition of a marina facility to an existing community.

USED HOME SALE: represents the sale of a home previously owned by a third party and where American Land Lease has acquired title through an eviction proceeding or through purchase from the third party.

AMERICAN LAND LEASE INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in thousands, except per share data)

	As of
	December 31, 2006	September 30, 2006	June 30, 2006	March 31, 2006	December 31, 2005
		(unaudited)	(unaudited)	(unaudited)
ASSETS
Real Estate	$304,403	$298,293	$264,947	$254,690	$244,987
Less accumulated depreciation	(29,068)	(28,041)	(27,836)	(26,132)	(25,277)
Real estate under development	107,671	103,940	95,195	87,068	74,416

Total Real Estate	383,006	374,192	332,306	315,626	294,126
Cash and cash equivalents	253	311	8,497	8,384	1,795
Inventory	22,827	23,731	23,588	20,654	18,759
Other assets	15,969	14,845	14,488	12,785	11,236
Assets Held for Sale	—	3,874	3,897	3,890	3,773

Total Assets	$422,055	$416,953	$382,776	$361,339	$329,689

LIABILITIES AND EQUITY
Liabilities
Secured long-term notes payable	$235,567	$203,428	$199,746	$182,762	$149,388
Secured short-term financing	20,059	43,783	19,462	16,742	19,669
Accounts payable and accrued liabilities	13,216	17,359	12,036	12,006	12,474
Liabilities related to assets held for sale	—	2,261	2,273	2,304	2,304

Total Liabilities	268,842	266,831	233,517	213,814	183,835

Minority Interest in Operating Partnership	16,502	16,333	16,245	16,137	15,945

STOCKHOLDERS’ EQUITY
Preferred Stock, par value $.01 per share; 1,000 shares authorized, 1,000 and 0 shares issued and outstanding, respectively	25,000	25,000	25,000	25,000	25,000
Common Stock, par value $.01 per share; 12,000 shares authorized	94	92	92	92	93
Additional paid-in capital	291,460	289,223	288,581	287,206	288,224
Deferred compensation re restricted stock	—	—	—	—	(1,651)
Dividends in excess of accumulated earnings	(153,231)	(153,914)	(154,047)	(154,298)	(155,145)
Treasury stock at cost	(26,612)	(26,612)	(26,612)	(26,612)	(26,612)

Total Stockholders Equity	136,711	133,789	133,014	131,388	129,909

Total Liabilities and Stockholders’ Equity	$422,055	$416,953	$382,776	$361,339	$329,689

AMERICAN LAND LEASE INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(in thousands, except per share data)

(unaudited)

	Three Months Ended
	December 31, 2006	September 30, 2006	June 30, 2006	March 31, 2006
RENTAL PROPERTY OPERATIONS
Rental and other property revenues	$9,347	$9,121	$8,507	$8,173
Golf course operating revenues	249	154	213	470

Total property operating revenues	9,596	9,275	8,720	8,643

Property operating expenses	(3,193)	(3,136)	(3,056)	(2,916)
Recoveries of casualty expenses related to hurricanes	—	—	—	—
Golf course operating expenses	(313)	(296)	(373)	(365)

Total property operating expenses	(3,506)	(3,432)	(3,429)	(3,281)

Depreciation	(1,199)	(1,136)	(1,032)	(979)

Income from rental property operations	4,891	4,707	4,259	4,383

SALES OPERATIONS
Home sales revenue	9,493	12,197	12,052	13,496
Cost of home sales	(6,323)	(8,244)	(7,914)	(9,044)

Gross profit on home sales	3,170	3,953	4,138	4,452

Commissions earned on brokered sales	86	45	164	159
Commissions paid on brokered sales	(43)	(27)	(76)	(82)

Gross profit on brokered sales	43	18	88	77

Selling and marketing expenses	(2,416)	(2,582)	(2,754)	(2,800)

Income (loss) from sales operations	797	1,389	1,472	1,729

General and administrative expenses	(1,054)	(1,055)	(995)	(891)
Gain on sale of property	—	—	—	—
Interest and other income	115	34	91	53
Tax benefit	—	—	—	—
Interest expense	(2,251)	(2,218)	(1,832)	(1,579)

Income before minority interest in Operating Partnership	2,498	2,857	2,995	3,695
Minority interest in Operating Partnership	(295)	(330)	(350)	(435)

Income from continuing operations	2,203	2,527	2,645	3,260
DISCONTINUED OPERATIONS
Income (loss) from discontinued operations, net of
Minority Interest	923	40	51	42

Net Income	3,126	2,567	2,696	3,302
Cumulative preferred stock dividends	(485)	(485)	(484)	(484)

Net Income Attributable to common shareholders	$2,641	$2,082	$2,212	$2,818

Basic earnings from continuing operations (net of cumulative unpaid preferred dividends)	$0.23	$0.27	$0.29	$0.37
Basic earnings (loss) from discontinued operations	0.12	0.01	0.01	0.01

Basic earnings per common share	$0.35	$0.28	$0.30	$0.38

Diluted earnings from continuing operations	$0.22	$0.26	$0.28	$0.35
Diluted earnings (loss) from discontinued operations	0.11	0.01	0.01	0.01

Diluted earnings per common share	$0.33	$0.27	$0.29	$0.36

Weighted average common shares outstanding	7,553	7,507	7,465	7,423
Weighted average common shares and common share equivalents outstanding	7,953	7,808	7,836	7,880

Common dividends paid per share	$0.25	$0.25	$0.25	$0.25

AMERICAN LAND LEASE INC. AND SUBSIDIARIES

DEBT ANALYSIS

(in thousands)

(unaudited)

	As of
	December 31, 2006	September 30, 2006	June 30, 2006	March 31, 2006	December 31, 2005
DEBT OUTSTANDING
Mortgage Loans Payable – Fixed	$224,211	$192,072	$188,975	$178,317	$134,373
Mortgage Loans Payable – Floating	11,356	11,356	10,771	4,445	15,015
Floor Plan Facility	14,754	23,813	19,462	16,642	14,969
Acquisition Bridge Loan	—	10,000	—	—	—
Line of Credit	5,305	9,970	—	100	4,700

Total Debts	$255,626	$247,211	$219,208	$199,504	$169,057

% FIXED FLOATING
Fixed	87.7%	77.7%	86.2%	89.5%	79.5%
Floating	12.3%	22.3%	13.8%	10.5%	20.5%

Total	100.00%	100.00%	100.00%	100.00%	100.00%

AVERAGE INTEREST RATES
Mortgage Loans Payable – Fixed	6.4%	6.4%	6.4%	6.4%	6.6%
Mortgage Loans Payable – Floating	7.1%	6.9%	7.4%	7.2%	6.7%
Floor Plan Facility	8.6%	8.6%	8.75%	8.2%	7.6%
Acquisition Bridge Loan	—	7.3%	—	—	—
Line of Credit	7.3%	7.0%	7.35%	6.6%	6.4%

Total Weighted Average	6.6%	6.7%	6.7%	6.6%	6.7%

DEBT RATIOS
Debt/Total Market Cap(1)	49.4%	51.4%	47.6%	42.7%	41.0%

Debt/Gross Assets	60.6%	59.3%	57.3%	55.2%	48.8%

	December 31, 2007	December 31, 2008	December 31, 2009	December 31, 2010	December 31, 2011
MATURITIES
Mortgage Loan Scheduled Principal Payments	3,019	3,175	3,658	3,905	4,057
Mortgage Loans Balloon Maturities	2,665	—	—	—	21,740
Floor Plan Facility	—	—	—	—	—

Total	$5,684	$3,175	$3,658	$3,905	$25,797

(1)	Computed based upon closing price as reported on NYSE as of the period ended.

FFO/AFFO and Payout Ratios

AMERICAN LAND LEASE INC. AND SUBSIDIARIES

RECONCILIATION OF NET INCOME TO FFO AND AFFO

(Amounts in thousands, except per share/OP unit amounts)

(Unaudited)

	Three Months Ended December 31,
	2006	2005
Net Income	$2,641	$3,076
Adjustments
Minority interest in operating partnership	295	479
(Gain) Loss on Sale of Real Estate	(1,006)	—
Tax benefit	—	(600)
Cumulative unpaid preferred stock dividends	485	485
Depreciation from discontinued operations	13	16
Minority interest related to discontinued operations	122	4
Real estate depreciation	1,199	955

Funds From Operations (FFO)	$3,749	$4,415
Cumulative unpaid preferred stock dividends	(485)	(485)

Funds From Operations attributable to common Stockholders	3,264	3,930
Capital Replacements	(289)	(369)

Adjusted Funds from Operations (AFFO)	$2,975	$3,561

Weighted Average Common Shares/OP Units Outstanding	8,946	8,704

Per Common Share and OP Unit:
FFO:	$0.36	$0.45
AFFO:	$0.33	$0.41

Payout Ratio Per Common Share and OP Unit:
Gross Distribution Payout
FFO:	69.4%	55.6%
AFFO:	75.8%	61.0%

FFO/AFFO and Payout Ratios

AMERICAN LAND LEASE INC. AND SUBSIDIARIES

RECONCILIATION OF NET INCOME TO FFO AND AFFO

(Amounts in thousands, except per share/OP unit amounts)

(Unaudited)

	Twelve Months Ended December 31,
	2006	2005
Net Income	$9,753	$10,303
Adjustments
Minority interest in operating partnership	1,410	1,600
(Gain) Loss on Sale of Real Estate	(1,006)
Casualty gain	—	(237)
Tax benefit	—	(600)
Cumulative unpaid preferred stock dividends	1,938	1,647
Depreciation from discontinued operations	67	66
Minority interest related to discontinued operations	140	16
Real estate depreciation	4,346	3,490

Funds From Operations (FFO)	$16,648	$16,285
Cumulative unpaid preferred stock dividends	(1,938)	(1,647)

Funds From Operations attributable to common Stockholders	14,710	14,638
Capital Replacements	(1,662)	(1,348)

Adjusted Funds from Operations (AFFO)	$13,048	$13,290

Weighted Average Common Shares/OP Units Outstanding	8,876	8,630

Per Common Share and OP Unit:
FFO:	$1.66	$1.70
AFFO:	$1.47	$1.54

Payout Ratio Per Common Share and OP Unit:
Gross Distribution Payout
FFO:	60.2%	58.8%
AFFO:	68.0%	64.9%

AMERICAN LAND LEASE INC. AND SUBSIDIARIES

RECONCILIATION OF SAME SITE AND SAME STORE OPERATING RESULTS

FOR THE QUARTER ENDED DECEMBER 31, 2006 AND DECEMBER 31, 2005

(in thousands)

(unaudited)

		Three Months Ended December 31, 2006	Three Months Ended December 31, 2005	Change	% Change	Contribution to Same Store % Change(1)
Same site rental revenues		$7,603	$7,219	$384	5.3%	5.0%
Absorption rental revenues		677	247	430	174.1%	5.6%
Same site golf revenues		249	232	17	7.3%	0.2%

Same store revenues	A	8,529	7,698	831	10.8%	10.8%

Re-development and newly acquired property revenues		1,067	219	848	387.2%

Total property revenues	C	$9,596	$7,916	$1,680	21.2%

Same site rental expenses		$2,343	$2,275	$68	3.0%	2.6%
Absorption rental expenses		67	—	67	100.0%	2.6%
Same site golf expenses		313	346	(33)	(9.50)%	(1.3)%

Same store expenses	B	2,723	2,621	102	3.9%	3.9%

Re-development and newly acquired property expenses		340	81	259	319.8%
Recoveries of casualty expenses related to hurricanes		—	6	(6)	100.00%
Expenses related to offsite management[2]		443	470	(27)	(5.7)%

Total property operating expenses	D	$3,506	$3,178	$328	10.3%

Same Store net operating income	A-B	$5,806	$5,077	729	14.4%

Total net operating income	C-D	$6,090	$4,738	$1,352	28.5%

(1)	Contribution to Same Store % change is computed as the change in the individual component of same store revenue or expense divided by the total applicable same store base (revenue or expense) for the 2005 period. For example, same site rental revenues of $384 as compared to the total same store revenues in 2005 of $7,698 is a 5.0% increase ($384/$7,698=5.0%).
(2)	Expenses related to offsite management reflect portfolio property management costs not attributable to a specific property.

AMERICAN LAND LEASE INC. AND SUBSIDIARIES

RECONCILIATION OF SAME SITE AND SAME STORE OPERATING RESULTS

FOR THE TWELVE MONTHS ENDED DECEMBER 31, 2006 AND DECEMBER 31, 2005

(in thousands)

(unaudited)

		Twelve Months Ended December 31, 2006	Twelve Months Ended December 31, 2005	Change	% Change	Contribution to Same Store % Change(1)
Same site rental revenues		$30,339	$28,882	$1,457	5.0%	4.8%
Absorption rental revenues		2,151	541	1,610	297.6%	5.3%
Same site golf revenues		1,086	956	130	13.6%	0.4%

Same store revenues	A	33,576	30,379	3,197	10.5%	10.5%

Re-development and newly acquired property revenues		2,658	1,009	1,649	163.4%

Total property revenues	C	$36,234	$31,378	$4,856	15.5%

Same site rental expenses		$9,153	$8,702	$451	5.2%	4.5%
Absorption rental expenses		451	—	451	100.0%	4.5%
Same site golf expenses		1,347	1,341	6	0.4%	—

Same store expenses	B	10,951	10,043	908	9.0%	9.0%

Re-development and newly acquired property expenses		933	359	574	159.9%
Recoveries of casualty expenses related to hurricanes		—	(150)	150	100.00%
Expenses related to offsite management[2]		1,764	1,692	72	4.3%

Total property operating expenses	D	$13,648	$11,944	$1,704	14.3%

Same Store net operating income	A-B	$22,625	$20,336	2,289	11.3%

Total net operating income	C-D	$22,586	$19,434	$3,152	16.2%

(1)	Contribution to Same Store % change is computed as the change in the individual component of same store revenue or expense divided by the total applicable same store base (revenue or expense) for the 2005 period. For example, same site rental revenues of $1,457 as compared to the total same store revenues in 2005 of $30,379 is a 4.8% increase ($1,457/$30,379=4.8%).
(2)	Expenses related to offsite management reflect portfolio property management costs not attributable to a specific property.

AMERICAN LAND LEASE, INC. AND SUBSIDIARIES

NUMBER OF HOMESITES AND AVERAGE RENT BY COMMUNITY

AS OF DECEMBER 31, 2006

Community	Location	Operational Home Sites (1)	Occupancy	Average Monthly Rent	RV Sites	Undeveloped Home Sites	Developed Home Sites
Owned Communities
Blue Heron Pines	Punta Gorda, FL	342	100%	$351	—	—	47
Brentwood Estates	Hudson, FL	137	98%	279	—	—	54
Sebastian Beach & Tennis Club	Micco, FL	—	0%	—	—	533	—
Serendipity	Ft. Myers, FL	338	96%	364	—	—	—
Stonebrook	Homosassa, FL	189	100%	303	—	—	13
Sunlake Estates	Grand Island, FL	355	100%	355	—	—	42
Sun Valley	Tarpon Springs, FL	261	97%	406	—	—	—
Forest View	Homosassa, FL	271	100%	328	—	—	33
Gulfstream Harbor	Orlando, FL	382	98%	420	—	50	—
Gulfstream Harbor II	Orlando, FL	306	100%	413	—	37	1
Gulfstream Harbor III	Orlando, FL	157	100%	392	—	—	127
Lakeshore Villas	Tampa, FL	281	98%	437	—	—	—
Park Place	Sebastian, FL	368	100%	321	—	—	97
Park Royale	Pinellas Park, FL	294	95%	441	—	—	15
Pleasant Living	Riverview, FL	245	96%	364	—	—	—
Riverside GCC	Ruskin, FL	439	100%	530	—	311	190
Royal Palm Village	Haines City, FL	279	97%	354	—	—	108
Cypress Greens	Lakeland, FL	213	100%	262	—	—	45
Savanna Club	Port St Lucie, FL	974	100%	300	—	—	93
Woodlands	Groveland, FL	159	99%	291	—	—	133
	Subtotal—Florida	5,990				931	998

Blue Star	Apache Junction AZ	22	55%	305	129	—	—
Brentwood West	Mesa, AZ	350	93%	471	—	—	—
Casa Encanta	Mesa, AZ	—	0%	—	—	375	—
Desert Harbor	Apache Junction AZ	196	99%	380	—	—	10
Fiesta Village	Mesa, AZ	172	84%	386	—	—	—
La Casa Blanca	Apache Junction AZ	197	99%	401	—	—	—
Lost Dutchman	Apache Junction AZ	199	80%	318	—	—	43
Rancho Mirage	Apache Junction AZ	312	95%	435	—	—	—
Reserve at Fox Creek	Bull Head City, AZ	243	100%	320	—	—	71
Sun Valley	Apache Junction AZ	268	91%	348	—	—	—
	Subtotal—Arizona	1,959			129	375	124

Foley Grove	Foley, AL	95	100%	282		260	70

Total Communities	31	8,044	97.4%	$370	129	1,566	1,192

(1)	We define operational home sites as those sites within our portfolio that have been leased to a tenant during our ownership of the community. Since our portfolio contains a large inventory of developed home sites that have not been occupied during our ownership, we have expressed occupancy as the number of occupied sites as a percentage of operational home sites. We believe this measure most accurately describes the performance of an individual property relative to prior periods and other properties without our portfolio. The occupancy of all developed sites was 84.6% across the entire portfolio. Including sites not yet developed, occupancy was at 73.6% at December 31, 2006.

Portfolio Summary

	Operational Home sites	Developed Home sites	Undeveloped Home sites	RV Sites	Total
As of December 31, 2005	7,283	976	1,270	129	9,658
Properties developed	—	128	(128)	—	—
Redevelopment of lots	(114)	114	—	—	—
New lots purchased / Sold	577	278	260	—	1,115
New leases originated	300	(300)	—	—	—
Adjust for site plan changes	(2)	(4)	164	—	158

As of December 31, 2006	8,044 (1)	1,192	1,566	129	10,931

(1)	As of December 31, 2006, 7,833 of these operational home sites were occupied.

Occupancy Roll Forward

	Occupied Home sites	Operational Home sites	Occupancy
As of December 31, 2005	6,947	7,283	95.4%
New home sales	362	300
Used home sales	6	—
Used homes acquired	(33)	—
Redevelopment of lots	—	(114)
Lots acquired (sold)	577	577
Homes constructed by others	15	—
Homes removed from previously leased sites	(41)	(2)

As of December 31, 2006	7,833	8,044	97.4%

AMERICAN LAND LEASE, INC. AND SUBSIDIARIES

RETURN ON INVESTMENT FROM HOME SALES

(unaudited)

		Three Months Ended December 31, 2006	Three Months Ended December 31, 2005
Expansion sites leased during the period		60	107

Estimated first year annualized profit on leases originated during the period	A	$201	$418

Costs, including development costs of sites leased		$3,141	$5,930
Home sales income (loss) attributable to sites leased		744	2,175

Total costs incurred to originate ground leases	B	$2,397	$3,755

Estimated first year returns from the leases originated on expansion home sites during the period	A/B	8.4%	11.1%

For the three months ended December 31, 2006 and 2005, we estimate our profit or loss attributable to the sale of homes situated on expansion home sites as follows (in thousands):

	Three Months Ended December 31, 2006	Three Months Ended December 31, 2005
Reported income from sales operations	$797	$2,240
Brokerage business income	(43)	(65)
Used home sales	(10)	—

Adjusted income for projection analysis	$744	$2,175

The reconciliation of our estimated first year return on investment in expansion home sites to our return on investment in operational home sites for the year ended December 31, 2006 in accordance with GAAP is shown below (in thousands):

		Total Portfolio for Year Ended December 31, 2006
Property income before depreciation	A	$22,586

Total investment in operating home sites	B	$295,162

Return on investment from earning home sites(1)	A/B	7.7%

(1)

Our return on investment in operational sites is derived from rental property operations before depreciation and our investment in operational sites. This includes, but is not limited to, our income from sites that were leased for the first time during the year ended December 31, 2006. For these leases, the income reported above includes less than a full twelve months of operating results. Consequently, when compared to the investment we have made in these home sites, the return on investment during the year ended December 31, 2006 is less than the return when measured using a full twelve months of operating results. Further, we acquired certain properties during 2006 and our reported results include less than a full twelve months of operating results. Consequently, when compared to the investment we have made in these home sites, the return on investment during the year ended December 31, 2006 is less than the return when measured using a full twelve months of operating results. If we exclude the results from our investments in newly acquired properties, the return on investment in operational sites would be 8.2%

AMERICAN LAND LEASE, INC. AND SUBSIDIARIES

RETURN ON INVESTMENT FROM HOME SALES

(unaudited)

		Twelve Months Ended December 31, 2006	Twelve Months Ended December 31, 2005
Expansion sites leased during the period		304	352

Estimated first year annualized profit on leases originated during the period	A	$1,107	$1,387

Costs, including development costs of sites leased		$17,790	$18,013
Home sales income (loss) attributable to sites leased		5,133	5,258

Total costs incurred to originate ground leases	B	$12,657	$12,755

Estimated first year returns from the leases originated on expansion home sites during the period	A/B	8.7%	10.9%

For the twelve months ended December 31, 2006 and 2005, we estimate our profit or loss attributable to the sale of homes situated on expansion home sites as follows (in thousands):

	Twelve Months Ended December 31, 2006	Twelve Months Ended December 31, 2005
Reported income from sales operations	$5,387	$5,640
Brokerage business income	(226)	(291)
Used home sales	(28)	(91)

Adjusted income for projection analysis	$5,133	$5,258

The reconciliation of our estimated first year return on investment in expansion home sites to our return on investment in operational home sites for the year ended December 31, 2006 in accordance with GAAP is shown below (in thousands):

		Total Portfolio for Year Ended December 31, 2006
Property income before depreciation	A	$22,586

Total investment in operating home sites	B	$295,162

Return on investment from earning home sites(1)	A/B	7.7%

(1)

Our return on investment in operational sites is derived from rental property operations before depreciation and our investment in operational sites. This includes, but is not limited to, our income from sites that were leased for the first time during the year ended December 31, 2006. For these leases, the income reported above includes less than a full twelve months of operating results. Consequently, when compared to the investment we have made in these home sites, the return on investment during the year ended December 31, 2006 is less than the return when measured using a full twelve months of operating results. Further, we acquired certain properties during 2006 and our reported results include less than a full twelve months of operating results. Consequently, when compared to the investment we have made in these home sites, the return on investment during the year ended December 31, 2006 is less than the return when measured using a full twelve months of operating results. If we exclude the results from our investments in newly acquired properties, the return on investment in operational sites would be 8.2%

AMERICAN LAND LEASE INC. AND SUBSIDIARIES

KEY HOME SALES STATISTICS

	December 31, 2005	March 31, 2006	June 30, 2006	September 30, 2006	December 31, 2006	4Q06 over 3Q06 Increase/ Decrease	4Q06 over3Q06 % Change	4Q06 over 4Q05 Increase/ Decrease	4Q06 over 4Q05% Change
New home contracts	105	117	125	81	73	-8	-9.9%	-32	-30.5%

New home closings	133	104	95	92	71	-21	-22.8%	-62	-46.6%

Home resales	1	—	3	2	1	-1	-50.0%	—	—

Brokered home sales	51	62	54	20	27	7	-35.0%	-24	-47.1%

New home contract backlog	93	75	86	51	34	-17	-33.3%	-59	-63.4%

Average Selling Price	$125,000	$128,000	$124,000	$129,000	$131,000	$2,000	1.6%	$6,000	4.8%

Average Gross Margin Percentage	31.8%	33.0%	34.3%	32.4%	33.4%